UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 3, 2002

Exact Name of Registrant as Specified in Its Charter	Commission File Number	I.R.S. Employer Identification No.
Hawaiian Electric Industries, Inc. Hawaiian Electric Company, Inc.	1-8503 1-4955	99-0208097 99-0040500

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 93813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662—Hawaiian Electric Industries, Inc. (HEI)
(808) 543-7771—Hawaiian Electric Company, Inc. (HECO)

None

(Former name or former address, if changed since last report.)

Item 5.    Other Events

HELCO Power Situation

The following is an update of the Hawaii Electric Light Company, Inc. (HELCO, a wholly owned electric utility subsidiary of HECO) power situation (see “HELCO power situation,” which is incorporated herein by reference to pages 8 to 13 of HEI’s and HECO’s Form 10-K for the fiscal year ended December 31, 2001, and as updated by pages 18 to 20 of HEI’s and HECO’s Form 10-Q for the quarter ended June 30, 2002, and HEI’s and HECO’s Form 8-K Current Report dated September 19, 2002):

On March 25, 2002, the Hawaii Board of Land and Natural Resources (BLNR) granted HELCO’s request for an extension of time in which to complete construction of its plant expansion project at Keahole on the island of Hawaii, and allowed construction to proceed through December 31, 2003, subject to a number of conditions. Keahole Defense Coalition, Inc. (KDC) and two individuals appealed the BLNR’s Order in the Third Circuit Court of the State of Hawaii (the Circuit Court) as did the Department of Hawaiian Home Lands. On September 19, 2002, the Circuit Court issued a letter to the parties indicating the Circuit Court’s decision to reverse the BLNR’s Order. As a result of the Circuit Court’s decision, construction activities at CT-4 and CT-5 were suspended, and steps were taken to secure the site and protect equipment and personnel.

On September 26, 2002, HELCO filed with the Circuit Court a motion for reconsideration of its decision. The BLNR joined HELCO in its motion for reconsideration. At a hearing on October 3, 2002, the Circuit Court denied HELCO’s motion for reconsideration, and the judge signed an Order confirming the Circuit Court’s reversal of the BLNR’s extension of the construction period. The Circuit Court directed the attorney for KDC and the individual appellants to prepare the necessary documents to reduce the Order to final judgment.

HELCO’s management and counsel are evaluating the October 3, 2002 Order to determine its implications for the continued construction of CT-4 and CT-5 and to determine possible actions in response to the Order. HELCO intends to appeal the Order once it becomes a final judgment (which will be heard by the Hawaii Supreme Court or Hawaii Intermediate Court of Appeals) and request a stay of the Circuit Court’s Order. HELCO is also evaluating other possible actions in response to the Order, including actions that might be taken to avoid power supply problems pending installation of CT-4 and CT-5.

One concern of HELCO’s management is the condition and performance of certain aging generators on the HELCO system, which were intended to be retired or to be operated less frequently once CT-4 and CT-5 were installed. The possibility of rolling blackouts in exigent circumstances is another concern, as was evidenced on October 3, 2002, when an independent power producer (IPP), Hamakua Energy Partners (HEP), dropped from 60 megawatts (MW) to 28 MW due to an oil pump failure. This occurred while another IPP, Puna Geothermal Venture (PGV), continued to produce only 5 MW (down from its 30 MW contract amount) due to problems with its wells, which PGV does not anticipate will be fixed until late 2002 or early 2003. A third IPP, Hilo Coast Power Company, was in the middle of its scheduled four-week overhaul period. Two of HELCO’s older generating units, with a combined capacity of 13.5 MW, were on maintenance outages and not available for service. HELCO was able to avert rolling blackouts on October 3, 2002 through a number of actions, including

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management of the generating units on its system and getting customers to reduce demand during the peak evening hours, until HEP was able to repair its oil pump and again provide 60 MW.

If the Circuit Court’s Order is not ultimately overturned, or if another option does not enable HELCO to proceed with construction, HELCO may not be able to complete its installation of CT-4 and CT-5. Further, even if the Circuit Court’s Order is ultimately overturned, construction may be significantly delayed, and the costs to complete construction may be significantly increased due to the potential time required to resolve the legal proceedings.

One of the conditions of the construction period extension granted by BLNR (which the Circuit Court’s Order now has reversed), was that HELCO file an application for boundary amendment with the State Land Use Commission (LUC) to remove the site from the conservation district. HELCO filed the application on June 21, 2002. A hearing before the LUC was held on September 12, 2002, at which public testimony was taken and certain legal issues were discussed. A determination was not made of the adequacy, for purposes of the boundary amendment petition, of the Environment Impact Statement (EIS) submitted with the petition (which was accepted in 1993 in connection with the Amendment of HELCO’s land use permit). In light of current circumstances, on October 3, 2002, HELCO withdrew its petition to the LUC to reclassify the Keahole site from conservation to urban. Under LUC rules, after such a voluntary withdrawal the applicant may submit another petition for the same property one year from the date of withdrawal. HELCO intends to submit a new petition for reclassification in one year.

If, in the future, it becomes probable that CT-4 and/or CT-5 will not be installed and that the Hawaii Public Utilities Commission (PUC) will disallow certain costs for rate-making purposes, HELCO may be required to write off a material portion of the costs incurred in its efforts to put these units into service. Further, even if CT-4 and CT-5 are installed, the PUC could disallow certain costs for rate-making purposes, and a significant write off could result. As of August 31, 2002, HELCO’s costs incurred in its efforts to put CT-4 and CT-5 into service and to support existing units at Keahole (less costs the PUC previously permitted to be transferred to plant-in-service for pre-air permit facilities) amounted to approximately $76 million. In addition, construction and/or purchase commitments related to CT-4 and CT-5 outstanding as of August 31, 2002 are estimated at approximately $5 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC. (Registrant)	HAWAIIAN ELECTRIC COMPANY, INC. (Registrant)

/s/ CURTIS Y. HARADA	/s/ RICHARD A. VON GNECHTEN
Curtis Y. Harada Controller (Principal Accounting Officer of HEI)	Richard A. von Gnechten Financial Vice President (Principal Financial Officer of HECO)

Date: October 10, 2002	Date: October 10, 2002

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